Exhibit 16.1

April 13, 2004

Mail Stop 11-3
450 5th Street, N.W.
Washington, DC 20549

Dear Sirs/Madams:

We have read Item 4 of StockerYale, Inc.'s Form 8-K dated April 7, 2004 and have the following comments:

1.	We agree with the statements made in paragraphs 2, 3 and 4, except with respect to the portion of the second sentence of paragraph 2 in which the Company reports that our resignation "was not recommended or approved by the Audit Committee of the Board of Directors" as we have no basis on which to agree or disagree with the statement.
2.	We have no basis on which to agree or disagree with the statements made in paragraph 1.

Yours truly,

/s/ DELOITTE & TOUCHE LLP
     DELOITTE & TOUCHE LLP

Exhibit 16.1 / STKR /	END	FORM 8-K